Exhibit 99.1

[GoAmerica letterhead]

CONTACT: Investor Relations
         201-996-1717
         investors@goamerica.com


            GOAMERICA ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2004

             New Products and Services Gain Traction And Expected To
                     Increase Contribution in Fourth Quarter

HACKENSACK, NJ - November 11, 2004 - GoAmerica, Inc. (NASDAQ: GOAM) today announced results for the third quarter ended September 30, 2004.

Total revenue for the three months ended September 30, 2004 was approximately $1.4 million, compared to total revenue in the previous quarter of approximately $1.6 million and total revenue of approximately $3.1 million in the third quarter of 2003. As in past quarters, the sequential decrease in total revenue was due in part to declining use of the Company's historical Go.Web services and continuing efforts to improve the payment profile of its subscriber base by eliminating those subscribers with poor payment performance.

"While our third quarter revenues show a modest decline, we are encouraged by positive consumer reaction to new products we launched in mid-September; specifically, our wireless relay solution, offered in conjunction with Sprint, and WyndPower 2.0(TM), our value-added service suite that operates on the increasingly popular T-Mobile Sidekick device," said Dan Luis, CEO of GoAmerica. "With these services now readily downloadable by a broader segment of our target market, we expect revenue from these products to make a positive impact on our results for the fourth quarter."

"Additionally, we have started recognizing revenues from our new prepaid services division, announced in early September, and we expect this initiative to have a positive impact on fourth quarter revenues," said Luis.

The Company's balance sheet remains strong, particularly compared with periods prior to its restructuring. As of September 30, 2004, the Company had approximately $8.7 million in cash and cash equivalents, including $600,000 of restricted cash, and working capital of approximately $9.1 million.

In October, the Company was notified by The Nasdaq Stock Market's Listing Qualifications Panel that the Company had remedied its bid price deficiency, achieving the final requirement for continued listing of the Company's Common Stock on The Nasdaq SmallCap Market. The bid price deficiency was remedied by the Company's implementation of a one-for-eight reverse stock split, effective as of October 4, 2004.

Net loss for the third quarter was approximately $1.2 million, or $0.61 per basic and diluted common share, compared with a net loss of approximately $1.4 million, or $0.64 per basic and diluted common share, during the previous quarter, and a net loss of approximately $1.0 million, or $1.48 per basic and diluted common share, in the third quarter of 2003.

All references in this release and the attached financial statements to the number of shares outstanding and per share amounts of the Company's Common Stock have been restated to reflect the effects of the May 2004 and October 2004 reverse stock splits that were implemented in order to satisfy the Nasdaq's minimum bid price requirement.

Summary of Recent Activities

      o Expanded product portfolio - On September 7th the Company announced it had created a prepaid services division to diversify its revenue opportunities in a fast-growing market, while expanding communications choices for current and future customers.

      o New products and broadened distribution unveiled - On September 15th the Company launched two new services; a wireless relay solution in conjunction with Sprint, and a new version of its value-added service, WyndPower, with both services operating on T-Mobile Sidekick devices.

      o Maintained Common Stock listing on Nasdaq Small Cap Market - On October 21st, the Company announced that The Nasdaq Listing Qualifications Panel found GoAmerica to be in compliance with its continued listing requirements and, as a result, would remain listed on the Nasdaq stock exchange.

      o Strengthened Board of Directors - On October 22nd, the Company announced the addition of David Lyons to its Board. Lyons brings an extensive telecommunications industry background and substantial M&A experience to the Company.

About GoAmerica

GoAmerica(R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R) - a GoAmerica service - is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

The statements contained in this news release (including our statements regarding future revenue) that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward- looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange
Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web", "Go.Web Enterprise Server", "Mobile Office", and "OnPrem" are also trademarks or service marks of GoAmerica. Other names may be trademarks of their respective owners.

                                 GOAMERICA, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                                  September 30,   December 31,
                                                      2004            2003
                                                  -------------   -------------
                                                   (Unaudited)

 Assets
 Current assets:
      Cash and cash equivalents                   $       8,092   $         568
      Accounts receivable, net                            1,746           1,737
      Other  receivables                                     --             534
      Merchandise inventories                               215             213
      Prepaid expenses and other current assets             477             115
                                                  -------------   -------------
 Total current assets                                    10,530           3,167

 Other assets                                             7,954           9,798
                                                  -------------   -------------
 Total assets                                     $      18,484   $      12,965
                                                  =============   =============


 Liabilities and stockholders' equity
 Current liabilities:
      Accounts payable                            $         406   $       1,472
      Accrued expenses                                      629           3,040
      Bridge note payable, net                               --             625
      Deferred revenue                                      351             673
      Other current liabilities                               4              13
                                                  -------------   -------------
 Total current liabilities                                1,390           5,823
 Stockholders' equity                                    17,094           7,142
                                                  -------------   -------------
                                                  $      18,484   $      12,965
                                                  =============   =============

                                 GOAMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                   (Unaudited)

                                                  Three Months Ended September 30,        Nine Months Ended September 30,
                                                 ----------------------------------    ----------------------------------
                                                       2004               2003               2004               2003
                                                 ---------------    ---------------    ---------------    ---------------
Revenues:
     Subscriber                                  $         1,207    $         2,554    $         4,596    $         7,997
     Equipment                                                50                266                156                917
     Other                                                   113                303                163                643
                                                 ---------------    ---------------    ---------------    ---------------
                                                           1,370              3,123              4,915              9,557
Costs and expenses:
     Cost of subscriber airtime, net                         510              1,105              2,117              2,305
     Cost of network operations                              132                365                580              1,661
     Cost of equipment revenue                                35                140                149              1,023
     Cost of other revenue                                    56                 --                 56                 --
     Sales and marketing, net                                165               (169)               543                868
     General and administrative                            1,220              1,891              4,050              7,592
     Research and development                                126                220                434              1,116
     Depreciation and amortization                           168                339                664              1,546
     Amortization of other intangibles                        99                242                534                793
     Impairment of goodwill                                   --                 --                 --                193
     Impairment of long-lived assets                          --                 --                 --              1,052
                                                 ---------------    ---------------    ---------------    ---------------
                                                           2,511              4,133              9,127             18,149
                                                 ---------------    ---------------    ---------------    ---------------
Loss from operations                                      (1,141)            (1,010)            (4,212)            (8,592)
Other income (expense):
Gain on sale of subscribers                                   --                 11                 --              1,756
Settlement gains (losses), net                              (140)                --              1,481                 --
Interest income (expense), net                                38                 (4)              (991)               (13)
                                                 ---------------    ---------------    ---------------    ---------------
Total other income (expense), net                           (102)                 7                490              1,743
                                                 ---------------    ---------------    ---------------    ---------------
Net loss                                         $        (1,243)   $        (1,003)   $        (3,722)   $        (6,849)
                                                 ===============    ===============    ===============    ===============

Basic net loss per share                         $         (0.61)   $         (1.48)   $         (2.19)   $        (10.10)
                                                 ===============    ===============    ===============    ===============
Diluted net loss per share                       $         (0.61)   $         (1.48)   $         (2.19)   $        (10.10)
                                                 ===============    ===============    ===============    ===============
Weighted average shares used in computation of
   basic net loss per share                            2,040,603            678,883          1,695,766            678,119
Weighted average shares used in computation of
   diluted net loss per share                          2,040,603            678,883          1,695,766            678,119

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